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EXHIBIT 99.1


                        [Technology Visions Group logo]


CONTACT:   James B. Lahey, President (760) 918-9168

FOR IMMEDIATE RELEASE
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                 TECHNOLOGY VISIONS GROUP ENTERS INTO $6 MILLION
               COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL

                  EQUITY TO EXPEDITE BUSINESS PLAN AND STRATEGY
     FOR ADVANCEMENT AND COMMERCIALIZATION OF ENVIRONMENTAL CLEANUP PRODUCTS

Carlsbad, CA., April 28, 2003 - Technology Visions Group (OTC Bulletin Board:
TVGR.ob), a company involved in the development and commercialization of products for use in the environmental remediation market, announced today that it has entered into a $6 million common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor.

Under the agreement, Fusion Capital shall buy from time to time up to $6.0 million of TVG common stock. Technology Visions has the authority to control the timing and the amount of stock sold to Fusion Capital with the purchase price based upon the market price of the Company's common stock at the time of each sale without any discount.

"A capital commitment of this size demonstrates significant confidence in the future of Technology Visions, its strategic business plan, and current management team," commented Jim Lahey, president of Technology Visions. "Ascendiant Capital, under a business consulting arrangement, provided the Company with several funding alternatives which led to the Fusion agreement. This financing gives us tremendous flexibility in expanding our exposure and market presence in the environmental cleanup and protection marketplace with our GMENT material. After a three-phase two-year treatability study at the Department of Energy site in Idaho, GMENT was selected as the single grout carried into Full Scale Field Testing based on cost, technical performance, and material superiority. We are very pleased to add Fusion Capital to our team, as we expect Fusion Capital to be a valuable and long-term financial and business partner."

Steven G. Martin, a managing member of Fusion Capital stated, "This financing will help provide Technology Visions with the funding it needs to increase its exposure at other hazardous waste sites and in additional environmental markets. We believe that after years of development and stringent testing in both the laboratory and at actual pilot scale demonstrations at a DOE site, Technology Visions is ready to take that next step into commercialization of their products. We are excited to enter into this long-term relationship with them."

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Funding of the $6.0 million shall commence at the Company's discretion after the
Securities & Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased by Fusion Capital. A copy of the Common Stock Purchase Agreement, which details the transaction, will be available in the Company's Report on Form 8-K filed April 28, 2003 with the Securities & Exchange Commission.

About Technology Visions Group

Technology Visions Group, Inc. is an intellectual property holding company that identifies, develops and acquires new and innovative technologies and devises applications for commercialization through licensing or joint ventures. GMENT is a trademark of Advanced Grout Systems, Ltd. TVG products are designed for use in the environmental industry and have undergone extensive testing by a national laboratory and industry leaders.

About Fusion Capital

Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide array of investments ranging from special situation financing to long-term strategic capital.

About Ascendiant Capital Group, LLC

Ascendiant Capital Group, LLC is a specialized investment banking and business development consulting firm for public and private emerging growth companies. Ascendiant Capital provides a wide range of financial and business advisory services to its clients, including assistance with equity and debt financing, domestic and international business development, mergers and acquisitions, and strategic guidance and support.

Safe Harbor

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Technology Visions Group and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, TVG's actual results may differ significantly from the results discussed or implied in such forward-looking statements.